Exhibit 5.1

Marc A. Recht

T: +1 617 937 2316

mrecht@cooley.com

February 2, 2015

Flex Pharma, Inc.

800 Boylston Street, 24th Floor

Boston, Massachusetts 02199

Ladies and Gentlemen:

We have represented Flex Pharma, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company, of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 4,208,014 shares of the Company’s Common Stock, $0.0001 par value (the “Shares”), including (i) 1,086,761 shares (the “2014 Plan Shares”) reserved for issuance upon the exercise of outstanding options issued under the Company’s 2014 Equity Incentive Plan (the “2014 Plan”), (ii) 2,946,122 shares initially reserved for issuance pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) and (iii) 175,131 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2015 Employee Stock Purchase Plan (the “ESPP” and collectively with the 2014 Plan and the 2015 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Amended and Restated Certificate of Incorporation, and Bylaws, as amended, as currently in effect, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion the 2014 Plan Shares, when sold and issued in accordance with the 2014 Plan, the 2015 Plan Shares, when sold and issued in accordance with the 2015 Plan, and the ESPP Shares, when sold and issued in accordance with the ESPP, and in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

500 BOYLSTON STREET, BOSTON, MA 02116-3736  T: (617) 937-2300  F: (617) 937-2400  WWW.COOLEY.COM

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Marc A. Recht
Marc A. Recht